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                                                                Exhibit 23.2







                       Consent of Independent Auditors




We consent to the reference to our firm under the caption "Experts" to the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-17859) and related Prospectus of Nu-Tech Bio-Med, Inc. for the registration of 2,464,944 shares of common stock and to the incorporation by reference therein of our report dated September 20, 1996, except for Notes 8 and 9, as to which the date is October 30, 1996, with respect to the financial statements of Prompt Medical Billing, Inc. for the period from March 1, 1994 (date of inception) to December 31, 1994 and for the year ended December 31, 1995, included in the Current Report on Form 8-K/A of Nu-Tech Bio-Med, Inc. filed on November 14, 1996, with the Securities and Exchange Commission.


                                                MCCLAIN & COMPANY LLP

Miami, Florida
January 29, 1997